UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2016

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35668	22-3868459
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 W. 15th Street, Suite 505 New York, New York		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2016, Intercept Pharmaceuticals, Inc. (the “Company”) and Barbara Duncan entered into an amendment (the “Amendment”) to the transition agreement previously entered into between the parties on February 16, 2016 (the “Original Transition Agreement”). Pursuant to the terms of the Amendment, Ms. Duncan will serve as the Company’s chief accounting officer from July 1, 2016 through September 30, 2016, at which date her employment will end unless it is earlier terminated (the “Separation Date”). Ms. Duncan’s employment may be terminated at the sole discretion of the Company’s chief executive officer with ten (10) days prior written notice. Until the Separation Date, Ms. Duncan will continue to receive her current base salary and other employment benefits, and will be eligible for a pro-rated bonus for 2016 equal to 50% of her pro-rated 2016 base salary.

Additionally, Ms. Duncan will receive a regular cash severance equal to the monthly amount of one-twelfth of her final level of base salary for 12 months and a lump sum of 50% of such base salary in the first payroll whose cutoff date follows the six month anniversary of the Separation Date, subject to certain extensions.

Other than as described herein and in the Amendment, all other terms of the Original Transition Agreement remain unchanged.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

Date: June 28, 2016	/s/ Mark Pruzanski
Mark Pruzanski, M.D. President and Chief Executive Officer